Exhibit 21

LIST OF HECLA MINING COMPANY SUBSIDIARIES

List of Subsidiaries

2140238 Ontario Limited, an Ontario Canadian corporation

Hecla Admiralty Company, a Delaware corporation

Hecla Canada Ltd., a Federal Canadian corporation

Hecla Colorado Ltd., a Delaware corporation

Hecla Limited, a Delaware corporation

Hecla Merger Company, a Delaware corporation

Hecla Silver Valley, Inc., a Delaware corporation

Kennecott Greens Creek Mining Company, a Delaware corporation

Kennecott Juneau Mining Company, a Delaware corporation